                                                                    EXHIBIT 99.1

ASPECT MEDICAL SYSTEMS ENTERS INTO STOCK PURCHASE AGREEMENT WITH BOSTON SCIENTIFIC CORPORATION

   PLANS TO ISSUE AND SELL 500,000 SHARES OF COMMON STOCK TO BOSTON SCIENTIFIC

Newton, Mass. - (BUSINESS WIRE) - April 8, 2004 - Aspect Medical Systems, Inc. (NASDAQ: ASPM - News) today announced that it has entered into an agreement for the sale of 500,000 shares of its Common Stock to Boston Scientific Corporation. As of April 1, 2004, Boston Scientific owned approximately 19.6% of Aspect's outstanding Common Stock, and under the terms of a stock purchase agreement entered into in August 2002, Boston Scientific may purchase up to 25% of Aspect's outstanding Common Stock in the open market. The transaction will be subject to approval of Aspect's stockholders and the expiration or other termination of all applicable waiting periods under United States federal anti-trust laws.

Under the terms of the agreement, the purchase price per share will be equal to the average of the last reported sales price of Aspect's Common Stock on the Nasdaq National Market over the 30 trading days ending on the third trading day prior to the date of the closing of the transaction. The parties currently anticipate consummating the sale at the end of May 2004 following Aspect's Annual Meeting of Stockholders on May 25, 2004, at which the stockholder vote will take place. Additional details about this transaction will be available in Aspect's Current Report on Form 8-K, which Aspect will file with the Securities and Exchange Commission later today.

"The value of this transaction is that it represents a very efficient means to strengthen our balance sheet", said Neal Armstrong, Aspect's Chief Financial Officer. "Aspect will receive a significant amount of funds, all of which will be available for working capital and other general corporate purposes at Aspect's discretion".

In August 2002, Aspect announced a strategic alliance with Boston Scientific to introduce new sedation management technology to interventional and specialty medical procedure suites, including the gastrointestinal endoscopy suite, the interventional cardiology suite and the interventional radiology suite. In connection with that strategic alliance, Boston Scientific purchased 1,428,572 shares of Aspect's Common Stock and provided a $5,000,000 revolving credit facility to Aspect, which is secured by Aspect's inventory and certain of Aspect's accounts receivable.

The shares of Common Stock offered by Aspect in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. In the event that the issuance and sale of the shares takes place, Aspect will grant Boston Scientific the right to require Aspect to register the shares for resale under the Securities Act of 1933.

This press release is issued pursuant to Rule 135c under the Securities Act of 1933 and shall not constitute an offer to sell or the solicitation of an offer to buy securities of Aspect Medical Systems, Inc., nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Aspect Medical Systems, Inc.

Aspect Medical Systems, Inc. is a global market leader in brain monitoring technology. To date, Aspect's Bispectral Index(TM) (BIS) technology has been used to assess more than 8.1 million patients and has been the subject of approximately 1,400 published articles and abstracts. BIS technology is installed in approximately 31 percent of all domestic operating rooms and is available in more than 160 countries. Aspect Medical Systems has OEM agreements with seven leading manufacturers of patient monitoring systems. For more information, visit Aspect's web site at www.aspectmedical.com.

Safe Harbor Statement

Certain statements in this press release are forward-looking and may involve risks and uncertainties. Even if Aspect's stockholders approve the issuance and sale of the shares to Boston Scientific and all applicable waiting periods under United States federal anti-trust laws expire or are otherwise terminated, there can be no assurance that the issuance and sale will actually take place. The stock purchase agreement contains a number of closing conditions which Aspect and Boston Scientific must meet before the parties are obligated to close the transaction. There can be no assurance that the parties will meet all of these closing conditions or that the parties will otherwise be able to consummate the transaction contemplated by the stock purchase agreement. There are other factors that could cause Aspect's actual results to vary from its forward-looking statements, including without limitation those set forth under the heading "Factors Affecting Future Operating Results" in Aspect's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission. In addition, any forward-looking statements represent Aspect's views only as of the date of this press release and should not be relied upon as representing Aspect's views as of any subsequent date. While Aspect may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, even if its expectations change. Therefore, you should not rely on these forward-looking statements as representing Aspect's views as of any date subsequent to the date of this press release.

BIS, the BIS logo and Bispectral Index are trademarks of Aspect Medical Systems, Inc. and are registered in the United States, the European Union and other countries. All other trademarks, service marks and company names are the property of their respective owners.

Contact:

Aspect Medical Systems, Inc.
Emily Anderson, 617-559-7032
617-515-2000 (cell)
eanderson@aspectms.com